SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2003

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-28082 (Commission File Number)

05-0420589 (IRS Employer Identification No.)

50 Enterprise Center Middletown, RI (Address of Principal Executive Offices)	02842 (Zip Code)

Registrant’s telephone number, including area code: (401) 847- 3327 N/A (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

        This report is being filed by KVH Industries, Inc. (“KVH”) to report that, on July 17, 2003, KVH announced the quarterly results of operations for the period ended June 30, 2003. The press release issued by KVH relating to the announcement is filed as Exhibit 99.1 to this report.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

        (c) Exhibits.

        The following exhibit is filed with this report on Form 8-K:

        Exhibit No.     Description

        99.1     Press Release of KVH issued on July 17, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH Industries, Inc.

Date: July 17, 2003	BY: /S/ Patrick J. Spratt —————————————— Patrick J. Spratt Chief Accounting & Financial Officer

Exhibit: 99.1 Press Release Dated July 17, 2003 FOR IMMEDIATE RELEASE PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327
Investor Relations Contact:	FD Morgen-Walke
Jolinda Taylor, 617-747-3600
Paul Johnson, 212-850-5600

KVH Reports 14% Revenue Growth and Increased Profitability in Second Quarter

• Record Quarterly Revenues of $14.4 Million; EPS $0.04
• Company Reaffirms 2003 Growth Expectations

MIDDLETOWN, RI – July 17, 2003 – KVH Industries (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the second quarter ended June 30, 2003. Net income for the period was $0.4 million, or $0.04 per diluted share. By comparison, KVH recorded a net loss of ($0.8) million, or ($0.07) per share, during the same period last year. Revenue for the period was $14.4 million, up 14% from $12.6 million for the second quarter ended June 30, 2002.

For the six months ended June 30, 2003, revenue increased 23% to $27.5 million from $22.3 million for the six months ended June 30, 2002. KVH also reported a net profit of $0.6 million or $0.05 per share for the period, versus a net loss of ($2.0) million, or ($0.18) per share in the prior year.

“We had another record-breaking quarter and made excellent progress in our principal business areas,” said Martin Kits van Heyningen, KVH president and chief executive officer. “These gains were driven by solid year-over-year growth that was well balanced across our satellite, defense, and fiber optic markets. Looking ahead, we are on track for strengthened profitability and solid revenue growth in the second half of the year as our major new satellite antenna product, the TracVision A5, enters volume production.”

Overall, the company’s satellite products recorded year-over-year revenue growth of 18% for the second quarter, with revenue of $9.3 million. Sales of defense-related solutions rose 13% over the same period last year on revenue of $3.3 million. Year over year, second quarter sales of fiber optic products were up 11% on revenue of $1 million while KVH’s legacy products, which include OEM sensors and marine navigation systems, declined approximately 14% for the quarter on revenue of $0.8 million.

“Our existing satellite business continued to thrive thanks to new marine product introductions and consistent growth in our sales to the RV manufacturers and aftermarket resellers,” continued Mr. Kits van Heyningen. “In the automotive market, I’m pleased to report that we are on track with the update we provided on June 30, 2003, and have now built the first TracVision A5 production units. These initial systems will be used for product demonstrations for key accounts, strategic partners, and service providers. At the same time, we are preparing to begin volume production of the TracVision A5 later this quarter as planned.”

Commenting on the company’s defense-related business, Mr. Kits van Heyningen remarked, “The performance of our TACNAV systems aboard combat vehicles in Iraq clearly illustrates the value and capabilities of our systems in the field and has supported the trend of strong defense-related sales. During the second quarter, we also received our first-ever production order for our new fiber optic gyro-based inertial measurement unit (IMU). The rapid acceptance of our new IMU for production marks a milestone for KVH as we apply our fiber optic technology for use in high-performance, integrated systems such as smart munitions, torpedoes, unmanned aerial vehicles, platform stabilization, and integration within our TACNAV product line.”

With regard to the company’s financial results, Pat Spratt, chief financial officer, said, “We continued to show improvement in essentially all areas of operations and asset management. Product cost initiatives contributed to a strong increase in gross profit, which rose 24% to $6.6 million in the second quarter compared with the same period last year. Gross margin also increased to 46%, up from 42% in the same quarter last year. We had indicated previously that gross margin would not be quite this strong. However, we exceeded our expectations for product cost improvements in the quarter, and benefited from the incremental leverage that came with higher than expected total volume. Operating expenses, measured as a percentage of revenue, declined to 42% compared to 48% in the second quarter of 2002. Inventory was $0.9 million lower than at the end of the second quarter of 2002 and resulted in annualized inventory turns of 7.5, or almost two full turns greater than last year. Cash provided by operations was $1.2 million for the quarter.”

Mr.     Spratt added, “We anticipate that revenues for the next two quarters will be up sequentially and reflect solid year-over-year growth. For the same period, gross margin will likely be 1 to 2 points lower than the third and fourth quarters of last year due to shifts in our product mix, and we will experience year-over-year growth in sales and marketing expenses to support higher sales volumes and the TracVision A5 roll-out.”

Mr.     Kits van Heyningen concluded, “Thanks to the strength of our established product lines and the anticipated revenue from TracVision A5 sales, I remain confident that we will see ongoing improvement in earnings during the remainder of the year supported by revenue growth that is in line with our objective of 20 to 30% growth for the year as a whole.”

Second Quarter Highlights:

•	On May 6, 2003, KVH received a $1.4 million order from the U.S. Special Operations Command (SOCOM) for the company’s TACNAV military vehicle navigation system. This order was the latest component of a large-quantity, multi- year SOCOM program for the purchase and fielding of TACNAV systems potentially worth in excess of $10 million over the life of the program.

•	On June 26, 2003, KVH announced that Tweeter Home Entertainment Group had signed on as the first nationwide retailer for the new TracVision A5 satellite TV antenna. Tweeter will sell, install, and support the TracVision A5 through a retailer network comprised of 147 stores under the Tweeter, HiFi Buys and Sound Advice names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast and Florida markets.

•	Throughout the quarter, KVH expanded its OEM customer base in the land mobile marketplace as it announced that RV manufacturers Monaco, Triple E RV, Fleetwood, and Forest River had all selected KVH’s TracVision line of satellite TV antennas for 2004 model year vehicles.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed athttp://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-registered company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS JUNE 30, 2003, AND DECEMBER 31, 2002 (Unaudited)

	June 30, 2003	December 31, 2002
Assets:
Current assets:
Cash and cash equivalents	$8,398,711	7,239,255
Accounts receivable, net	10,482,958	9,716,292
Costs and estimated earnings
in excess of billings on uncompleted contracts	219,146	377,058
Inventories	4,174,622	3,947,207
Prepaid expenses and other deposits	636,761	587,647
Deferred income taxes	565,871	616,877

Total current assets	24,478,069	22,484,336

Property and equipment, net	7,754,280	7,384,888
Other assets, less accumulated amortization	378,213	441,225
Deferred income taxes	2,238,430	2,238,430

Total assets	$34,848,992	32,548,879

Liabilities and stockholders' equity:
Current liabilities:
Current portion long-term debt	$96,574	93,262
Accounts payable	3,035,825	2,321,104
Accrued expenses	2,149,331	2,007,470
Customer deposits	31,230	91,665

Total current liabilities	5,312,960	4,513,501

Long-term debt	2,554,756	2,603,885

Total liabilities	7,867,716	7,117,386

Stockholders' equity:
Common stock	113,973	111,498
Additional paid-in capital	36,064,375	35,134,093
Accumulated deficit	(9,197,072)	(9,818,025)
Accumulated other comprehensive income	--	3,927

Total stockholders' equity	26,981,276	25,431,493

Total liabilities and stockholders' equity	$34,848,992	32,548,879

KVH INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net sales	$ 14,384,424	12,641,244	27,503,094	22,282,757
Cost of sales	7,808,259	7,321,309	14,968,469	12,678,716
Gross profit	6,576,165	5,319,935	12,534,625	9,604,041
Operating expenses:
Research & development	2,311,062	2,432,512	4,425,564	4,766,211
Sales & marketing	2,600,100	2,775,751	5,232,780	5,094,015
Administration	1,101,793	813,592	2,079,618	1,532,932
Profit (loss) from operations	563,210	(701,920)	796,663	(1,789,117)
Other income (expense):
Other expense	(44,680)	(28,632)	(46,469)	(30,656)
Interest expense, net	(39,545)	(29,985)	(78,235)	(52,634)
Profit (loss) before income taxes	478,985	(760,537)	671,959	(1,872,407)
Income tax expense	41,020	51,600	51,006	86,100
Net profit (loss)	$ 437,965	(812,137)	620,953	(1,958,507)
Per share information:
Profit (loss) per share
Basic	$ 0.04	(0.07)	0.06	(0.18)
Diluted	$ 0.04	(0.07)	0.05	(0.18)
Number of shares used in per share calculation:
Basic	11,329,443	11,005,426	11,283,661	10,989,609
Basic	11,939,341	11,005,426	11,845,926	10,989,609

This press release contains certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the company’s financial and product development goals for 2003 are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: failure to develop and market new products successfully; lack of reliable vendors, service providers, and outside products; uneven military sales cycles; unforeseen changes in competing technologies and products; worldwide economic variances; and poor or delayed research and development results. Additional factors are discussed in the company’s 2002 Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.